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                        SEPARATION AND RELEASE AGREEMENT

     This Separation and Release Agreement ("Agreement") is made by and between Ventas, Inc. ("Company") and Steven T. Downey ("Employee"). Employee has been employed by Company as its Executive Vice President and Chief Financial Officer. The parties hereby agree to the separation from that employment and from any office or position held in any affiliates of Company upon the following terms:

     1. TERMINATION DATE. Employee's separation from the Company's employment will be effective February 9, 2000 (the "Termination Date"). As of the Termination Date, Employee shall be relieved of all duties. Employee hereby resigns from any and all capacities and positions with the Company and all its affiliates effective as of February 9, 2000, and the Company hereby accepts such resignation effective as of such date, on behalf of the Company and all of its affiliates.

     2. CONSIDERATION. In exchange for the mutual promises and releases set out in this Agreement, Company agrees that unless the Agreement is revoked pursuant to Paragraph 6, it will:

     (a) pay Employee the gross amount of four hundred twenty thousand dollars ($420,000), minus all applicable taxes and withholding, two hundred thousand dollars ($200,000) of which includes 1999 bonus and all accrued vacation. Company will pay this severance pay in a lump sum no later than ten business days following Company's receipt of this Agreement executed by Employee. Employee agrees this amount includes all vacation pay he has accrued;



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     (b) continue to provide, at Company expense, for one year following the
Termination Date, health insurance to Employee with the same coverage as other Company executives. When this coverage ends, employee will be entitled to COBRA;

     (c) continue to provide, at Company expense for one year following the Termination Date, Employee's life insurance being provided by the Company as of Termination Date;

     (d) continue to provide, at Company expense for one year following the Termination Date, long-term disability insurance benefits to Employee equivalent to the coverage that the Employee would have had he remained employed by the Company;

     (e) credit Employee with one additional year of vesting for purposes of the restricted stock awards granted as of September 21, 1998 and January 13, 1999. The parties acknowledge that (i) the granting of such additional vesting results in a total of 12,500 shares of the restricted stock award granted as of September 21, 1998 being vested and 12,500 shares of such restricted stock award being forfeited and reconveyed to the Company by Employee without additional consideration and (ii) the granting of such additional vesting results in a total of 10,000 shares of the restricted stock award granted as of January 13, 1999 being vested and 10,000 shares of such restricted stock award being forfeited and reconveyed to the Company by Employee without additional consideration. Notwithstanding the preceding sentences, no additional shares shall be treated as vested until Employee has provided the Company with or reimbursed the Company for applicable tax withholding on the vesting, including prior vesting, of all shares of restricted stock. The parties acknowledge that Employee made an 83(b) election on the September 21, 1998 grant of stock and that the Company withheld taxes on that grant of stock;


                                Page -2- of -12-

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     (f) subject to the terms of the Ventas, Inc. 1997 Incentive Compensation
Plan, Employee shall have the right to exercise options for up to 18,750 shares through May 9, 2001 pursuant to the nonqualified stock option agreement dated September 21, 1998. The parties acknowledge that options for the remaining 56,250 shares pursuant to the nonqualified stock option agreement dated September 21, 1998 as well as options for the full 50,000 shares pursuant to the nonqualified stock option agreement dated May 13, 1999 are forfeited and canceled;

     (g) extinguish the promissory note dated October 22, 1998 in the aggregate principal sum of one hundred thirty six thousand eight hundred fifty five dollars and sixty-eight cents ($136,855.68) and forgive the unpaid principal balance. The amount of said forgiveness will be included in Employee's February 2000 wage and earnings statement as compensation. The Company will withhold and pay to the appropriate taxing authorities at the highest applicable rate an amount equal to all taxes required on the amount of forgiveness and will, in addition, include the taxes required on the gross-up and will withhold and pay to the appropriate taxing authorities at the highest applicable rate an amount equal to all taxes required on the gross-up such that all income and withholding equals two hundred seventy-two thousand one hundred seventy-eight dollars and sixteen cents ($272,178.16); and

     (h) any reimburseable business expenses incurred by Employee in the regular course of his duties, provided that Employee submits documentation acceptable to the Company of the amount and purpose of the expenses.

     3. OFFSET. The Company may offset any amounts otherwise due to Employee pursuant to Paragraph 2 to the extent that Employees owes Company any money, including, for example only, and not as a limit to such monies owed, personal expenses of Employee paid by the Company or any taxes due on vested restricted stock.


                                Page -3- of -12-

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     4. INDEMNIFICATION. Employee shall indemnify Company and hold it harmless for and from any liability, claim, demand, cost, penalties, interest, expenses, or attorneys' fees incurred by it as a result of any assertion by the Internal Revenue Service or any state or local taxation authority that the payments made to Employee under this Agreement are subject to withholding tax under the provisions of federal, state or local law. Upon receipt of any notice, inquiry, demand, or threat of assertion of liability with respect to the settlement payment made to Employee, Company will give Employee written notice within fifteen (15) days by mailing such notice to his last known address.

     5. RELEASE. In consideration for the promises made by the parties and the payments to be made by Company under this Agreement, the receipt and sufficiency of which are hereby acknowledged:

     (a) Employee hereby releases and forever discharges the Company and its affiliates and their respective shareholders, directors, officers, agents, representatives, and employees, past and present, from any and all claims, demands, causes of action or liabilities, which Employee ever had or now has against the Company or its officers or directors, including, without limitation, any such claim, demand, cause of action or liability arising out of or in any way connected with his employment by and/or separation from the Company (exclusive of this Agreement). Without limiting the generality of the foregoing, this release applies to all contracts and agreements (exclusive of this Agreement) between Employee and Company, including without limitation, the Change of Control and Severance Agreement and the Employment Agreement, both entered into between Company and Employee on or about September 28, 1998, and to any right which Employee has or may have to commence or maintain a charge or action alleging discrimination under any federal, state or local statute (whether before a court or an


                                Page -4- of -12-
administrative agency), including, but not limited to, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Kentucky Civil Rights Act, all as amended from time to time, and to any right which Employee has or may have to commence or maintain a claim for attorneys' fees, wrongful discharge, estoppel, breach of contract, damage to personal or professional reputation, misrepresentation, and/or intentional or negligent infliction of emotional distress.

     Employee warrants and represents he has not directly or indirectly transferred or assigned rights or causes of action against Company. Employee agrees not to make, assert or maintain any charge, claim, demand or action which would be covered by this release.

     Employee further agrees that this Agreement replaces the Change of Control Agreement and the Employment Agreement, each entered into between Company and Employee on or about September 21, 1998, and terminates any rights or obligations either Company or Employee had under the Change of Control Agreement and the Employment Agreement.

     (b) The Company has no knowledge at this time of any claims it may have against Employee.

     (c) The parties agree that Employee will be covered by the Company's Directors and Officers Liability Insurance for acts he undertook as an employee of the Company prior to the Termination Date to the extent that other officers of the Company are covered.

     6. ADEA WAIVER. Employee acknowledges that this Agreement includes a waiver of any rights and claims arising under the Age Discrimination in Employment Act. Employee understands he is not waiving rights or claims that may arise after the date this Agreement is executed. Employee acknowledges that the consideration he is receiving in


                                Page -5- of -12-

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exchange for his waiver of the rights and claims specified herein exceeds anything of value to which he already is entitled. Employee acknowledges that he was advised in writing to consult with an attorney prior to executing this Agreement. Employee represents and agrees that he fully understands his right to discuss all aspects of this Agreement with legal counsel and, to the extent he deems appropriate, he has fully availed himself of this right. Employee acknowledges that he has entered into this Agreement knowingly and voluntarily with full understanding of its terms and after having had the opportunity to seek and receive advice and counsel from his attorney. Employee acknowledges that he has been given a period of at least twenty-one (21) days within which to consider this Agreement. Employee understands that he may revoke this Agreement during the seven (7) days following the execution of this Agreement and that this paragraph of the Agreement will not become effective until that seven-day revocation period has expired.

     7. NON-LIABILITY. This Agreement is not intended to constitute and should not be construed as constituting an admission of fault, wrongdoing or liability by either party, but rather reflects the desire of the parties to resolve fairly and amicably any past, present, or future disputes or claims.

     8. NON-DISPARAGEMENT. The parties agree that they will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon the other, including upon the reputation of the Company or its good will, products, officers, directors, or business opportunities or that is in any manner detrimental to Company and/or its officers, directors, agents, representatives, or employees, past or present. Employee specifically agrees that he will not at any time speak with the press or any other media about his


                                Page -6- of -12-
employment with Company, the separation of that employment, his duties with the Company, or the Company's business or affairs.

     9. COOPERATION. Employee agrees to make himself available at reasonable times to Company and its accountants, counsel, officers and employees for the purpose of assisting the Company with the transition of his duties, answering any questions, signing any documents, and resolving any problems. Employee agrees to cooperate with Company as reasonably directed by it by responding to questions, depositions, administrative proceedings and court hearings, executing documents, and cooperating with Company and its accountants and legal counsel with respect to business or financial issues, and/or claims and litigation of which he has personal or corporate knowledge. Employee also shall make himself available at reasonable times to answer questions or provide other information within his possession and requested by Company relating to Company or its operations in order to facilitate the smooth transition of Employee's duties to his successor. Company will pay Employee one hundred fifty dollars ($150) per hour for time he spends on such matters.

     Employee specifically agrees that he will cooperate fully with the Company to transfer his responsibility for bank accounts and investments to Company-designated representatives and that he will take no action after the Termination Date with respect to any Company bank account or investment.

     10. CONFIDENTIALITY OF TERMS OF AGREEMENT. The parties agree that the terms of this Agreement are confidential, and they promise not to disclose any of the terms hereof to any third party, except that they may disclose it to their respective financial and/or legal counsel, as required by the terms of a court order or other legal process, or, in the Company's case, as required by business necessity or as may be required by applicable law. If


                                Page -7- of -12-

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any party is required to reveal this information pursuant to a court order or other legal process, that party agrees to provide the other party with written notice of the requirement and a copy of the court order or legal process within two business days of receipt of the court order or legal process and prior to any disclosure pursuant to such requirement and agrees to cooperate with the other party in any efforts by that party to limit the scope of disclosure of the information and to obtain confidential treatment of any material disclosed. Company hereby notifies Employee that it will disclose the terms of this Agreement with its filings of Form 10-K statements with the United States Securities and Exchange Commission. Employee agrees that Company may issue a press release announcing his departure from the Company to pursue other opportunities and that such press release will not breach the provisions of this Paragraph.

     11. COMPANY PROPERTY. Employee agrees that he will return to the Company (in its current form and substance) no later than 2 business days after the Termination Date any and all property of the Company and the Company's Confidential Information (as defined below) which came into his possession, or which he prepared or helped prepare, in connection with or during his employment with the Company (including, but not limited to any and all copies of financial statements, auditors reports and letters, records, ledgers, spreadsheets, writings, materials, memoranda and other tangible manifestations of and/or pertaining to such Confidential Information, regardless of for whom the same were prepared). Employee further agrees that he has not retained and will not retain any copies, duplicates, reproductions, or excerpts thereof. This obligation specifically applies to any Company computer files Employee may have in any other location other than at the Company, including in his home and the laptop computer Employee was allowed to use in the performance of his duties. Employee specifically


                                Page -8- of -12-

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agrees that effective immediately, he will not use and will immediately return all Company keys, credit cards, calling cards, limousine cards and vouchers, computers, and the like.

     12. CONFIDENTIAL COMPANY INFORMATION. The Company's Confidential Information (as defined below) is the property of the Company, and its use, misappropriation or disclosure will constitute a breach of trust and cause irreparable injury or harm to the Company and to its strategic and competitive position. It is essential to the protection of the Company's business and good will and to the maintenance of the Company's strategic and competitive position that the Confidential Information be kept secret and confidential and that Employee not disclose the Confidential Information to any other person or entity or use the Confidential Information to his own advantage or the advantage to others.

     Employee agrees that he will not, without the prior written consent of the Board, disclose or make available to anyone for use outside the Company's organization at any time any of the Company's Confidential Information, whether or not developed by the him, except to the extent that such information (i) is or becomes generally available to the public other than as a result of a disclosure by Employee in violation of this Agreement, (ii) was available to Employee on a non-confidential basis prior to the date hereof, or (iii) is required to be disclosed pursuant to a court order or other legal process (provided Employee gives the Company notice of such obligation when he receives notice of such obligation and prior to any disclosure pursuant to such obligation affords the Company the opportunity and cooperates with the Company in any efforts by the Company to limit the scope of such obligation and/or to obtain confidential treatment of any material disclosed pursuant to such obligation).

     For purposes of this Agreement, the term "Confidential Information" includes information of any nature and in any form which at the time or times concerned is not generally


                                Page -9- of -12-

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known to those persons engaged in a business similar to that conducted or contemplated by the Company and which relates to any one or more of the aspects of the Company's business, actual or potential products of the Company, or the Company's strategies or potential liabilities, including, but not limited to, information protected by the Company's attorney/client, work product, or tax advisor/audit privilege; tax matters and information; negotiations with third parties; methods, policies, processes, formulas, techniques, know-how and other knowledge; trade practices, trade secrets, or financial matters; customers, lists of customers or customers' purchases; lists of suppliers, manufacturers, representatives, or other distributors; requirements for systems, programs, machines, or other equipment; information regarding Company's bank accounts, credit agreement, or financial projections information; and information regarding its directors or officers or their personal affairs.

     13. NON-COMPETE. Employee agrees that, for a period of two years following the Termination Date (the "Restricted Period"), he shall not directly or indirectly become employed by or engage or participate in Vencor, Inc. or any of its parent, sister, subsidiary, or affiliated entities in any manner, including, without limitation, as an owner, principal, partner, officer, director, stockholder, employee, consultant, contractor, agent, broker, representative or otherwise. The parties agree that Employee will not be in breach of this Paragraph if, as part of a restructuring of Vencor in which Ventas stock holders receive Vencor stock, he becomes a shareholder in Vencor.

     14. NO SOLICITATION OF EMPLOYEES. Employee agrees that, during the Restricted Period, he will not, either directly or indirectly, on his own or in the service or on behalf of others solicit, divert or hire, any person employed by the Company at any time from the Termination Date through the expiration of the Restricted Period.


                               Page -10- of -12-

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     15. INJUNCTIVE RELIEF. Employee agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Paragraphs 10 through 14. Accordingly, Employee specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief for violations of the provisions of this Agreement.

     16. BREACH OF THE AGREEMENT. In the event Employee is in material breach of any provision of this Agreement, it shall be deemed to constitute a failure of consideration and the Company shall be relieved of all its obligations hereunder. Employee agrees to indemnify the Company from and against all liability, costs and expenses, including reasonable attorneys' fees, arising out of a breach of this Agreement.

     17. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof. The Agreement may be modified or amended only by a supplemental written agreement signed by Employee and the Company.

     18. ASSIGNMENT. This Agreement shall inure to the benefit of the Company and its successors and assigns. In view of the personal nature of Employee's obligations under this Agreement, he shall not have the right to assign or transfer any of his rights, obligations, or benefits under this Agreement without first obtaining the written consent of the Company.

     19. ACKNOWLEDGMENT. EMPLOYEE REPRESENTS AND AGREES THAT HE FULLY UNDERSTANDS HIS RIGHT TO DISCUSS ALL ASPECTS OF THIS AGREEMENT WITH LEGAL COUNSEL AND, TO THE EXTENT HE DEEMS APPROPRIATE, HE HAS FULLY AVAILED HIMSELF OF THIS RIGHT, AND HE HAS


                               Page -11- of -12-

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CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS AGREEMENT AND IS
VOLUNTARILY ENTERING INTO THEM.

     20. CHOICE OF LAWS. The provisions of this Agreement shall be construed in accordance with the internal laws, but not the laws of conflicts, applicable to agreements made in the Commonwealth of Kentucky.

     21. COUNTERPARTS. This Agreement may be signed in single or separate counterparts, each of which shall constitute an original.


VENTAS, INC.                            STEVEN T. DOWNEY


By: /s/ Debra A. Cafaro                 /s/ Steven T. Downey
    ------------------------------      ------------------------------
    Debra A. Cafaro
    President

Dated: 2/29/00                          Dated: 2/29/00